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NYMEX HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

Daniel Dicker
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Fellow Shareholders,

The election on May 1, 2006 represents the last chance we believe shareholders will have to impact the future of NYMEX.

Please do not waste the opportunity to make your vote count.

I am holding a forum for shareholder to meet and ask questions of the Renew NYMEX Slate candidates.

The Forum will be held Thursday, April 20, 2006 at 3:00pm at the Embassy Suites Hotel.

Please attend to find out more about the alternatives being offered by the Renew NYMEX Slate.

I, Daniel Dicker am the beneficial owner of 180,000 shares of common stock of NYMEX Holdings, Inc. and two Class A memberships in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

Best regards,

Daniel Dicker
dano@renewnymex.com

Fellow Shareholders,

The recent licensing agreement with the CME thrusts NYMEX firmly into the fast growing world of electronic trading. Certainly, however, the most critical questions facing our exchange are still to be answered:

•	Should the arrangement to list NYMEX products on Globex be considered only a first step to a deeper relationship with the well-capitalized Chicago Merc?
•	How will our exchange position itself for a successful Public Offering?
•	How can we transform ourselves into a side-by-side exchange, offering the greatest opportunity for growth while continuing to utilize our greatest asset, our traders and the liquidity they bring?

I have been proud to lead a slate of candidates who have helped our exchange find the answers to the most pressing problems of the recent past, and are best equipped to answer these questions of the future; the team we are calling ReNEW NYMEX.

ReNEW NYMEX has been using its influence to focus NYMEX leadership on the critical issues facing our franchise. We argued for the best deal with General Atlantic and our exchange responded, with an amended proxy that increased valuation by 26% and is now allowing shareholders the right to elect a new board. We questioned the robustness of NYMEX’s electronic platform, Clearport Trading, its weak distribution and lack of industry confidence. We challenged management on whether it was capable of competing and recapturing market share from the Intercontinental exchange. Again, our exchange has moved forward, and entered into a licensing agreement to list our energy products on the Chicago Mercantile Exchange’s state-of-the-art GLOBEX platform, a move which we have long advocated.

We believe, however, that the greatest opportunity for shareholders lies ahead. We have watched while the CME has experienced exponential growth since its IPO three years ago, from an initial price of $35 dollars a share to a price now approaching $500 dollars a share. NYMEX has every opportunity to enjoy that kind of success. This is the vision that drives ReNEW NYMEX.

We are now a global exchange in which our peers – the CME and ICE – are better managed than we are. We eye their success and wish it for ourselves, but their success is a direct result of the professional management and strategic planning they employ. The slate candidates of ReNEW NYMEX are driven to serve by the money they can create for shareholders and not by the money to be made as board members. Their goal is to work themselves OUT of a job. Our candidates have proven themselves best equipped to watchdog GA into creating the public offering they have promised and then stand ready to be replaced as directors as quickly as that IPO is achieved.

We have set up a website for further information on our slate candidates and for open discussion of NYMEX issues at: www.renewnymex.com. In addition we’d like to invite you to a ReNEW NYMEX forum on April 20th at 3PM at the Embassy suites across from the NYMEX building. This forum is open to all shareholders, and will give you a further opportunity to meet our candidates and hear their vision of a NYMEX future. In the upcoming election, please support all candidates of our slate equally and help us ReNEW NYMEX.

Best regards,

Daniel Dicker
(DANO)
dano@renewnymex.com

The ReNEW NYMEX slate:
Daniel Dicker	- Local
Steven Winter	- FCM
James Sims	- Floor Broker
William Nugent	- At Large
David Stern	- Equity
Ted Andreasian	- Equity
Mike Epstein	- Public
Napier Collyns	- Public
Arnold Staloff	- Public
In addition ReNEW NYMEX endorses:
David Blumenthal - Trade

I, Daniel Dicker am the beneficial owner of 180,000 shares of common stock of NYMEX Holdings, Inc. and two Class A memberships in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

Dear NYMEX Members:

I am a candidate for the NYMEX Board of Directors, under the Futures Commission Merchant (FCM) category, and am looking for your support.

The next few years will be very momentous for the exchange, and will hold many challenges. It will require board members with a broad base of experience and dedication to NYMEX and the Futures Industry, which I believe my nearly 30 years of futures experience will provide. I have most recently been a member to NYMEX since 2003, and have been a member to this and other exchanges including COMEX over my career. I have served on numerous committees and most recently on NYMEX’s FCM Advisory. Always concerned with the betterment of the exchange and the Futures Industry, I have never shied away from being an active member regardless of the impact on my career or personal goals.

While each candidate represents a specific category, it is important that each board member represent all members, thus requiring an understanding of all aspects of the business, which my experience reflects. I have worked for a number of FCM’s, in various management positions covering operations, floor operations, and sales, in addition to being the COO of a major Hedge Fund, and Director of Operations for a major metals supplier and trade house. I am also a member of the Executive Committee of the Futures Industry Association (FIA).

I hope to bring vision and dedication to the position, and would be honoured to serve all as a Board Member to the number one energy futures exchange and more importantly the most valued exchange in the world.

Please support me

Sincerely,

Steven R. Winter

I, Steven R. Winter am the beneficial owner of 180,000 shares of common stock of NYMEX Holdings, Inc. and two Class A memberships in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge fro the Office of Corporate Governance of NYMEX Holdings, Inc.

Fellow Shareholders,

In 25 years at NYMEX, I have come to know – and respect – many members of our trading community, both on the floor at NYMEX and COMEX, and upstairs at the FCMs. I have always tried to be a force for honest trade and, since stepping into the ring for mock trading in options in 1986, a force for educating members and customers as to the use of these dynamic energy markets.

Now, we face an entirely new hurdle: side-by-side trading of our products in open outcry and electronic environments. Helping our floor members adapt to this new world will be an important responsibility for the directors of NYMEX and it is a key reason why I am a candidate for the NYMEX board for the first time.

This is not just a matter of supporting two trading systems. Our challenge is to find ways to use electronics to create trading opportunities for our members and customers, whether they are on the floor or upstairs in an office. Technology should serve the members and users of NYMEX, not the other way around.

Many of you know that I am actively involved in auctions and other charitable activities that are part of the NYMEX Charitable Foundation. I do this work because I believe that by seeing to the common good, we make ourselves stronger. That is also my belief about being a director of NYMEX. I will work for the common good because I believe that is what will make our exchange stronger and enhance the value of our shares.

Over the years, I have come to you with many requests to help others. Now, I find myself in the position of asking for your vote. Please know that both requests come from the same place – trying to do what’s best for our community.

I, James Sims, am the beneficial owner of 90,000 shares of common stock of NYMEX Holdings, Inc. and one Class A membership in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

Best regards,

James Sims

Fellow Shareholders,

I began my career in NYMEX in 1985 as a paper broker in regular gasoline and still call the gas pit my office today. Today, NYMEX is facing a challenge to its leadership in energy futures. Electronic trading age arrived at NYMEX with the siphoning off of contracts in some of our core products. If we continue to tolerate this migration of volume, we may not be able to recoup lost contracts down the road. I want NYMEX to regain control and become the leader in electronically traded energy futures, and to capitalize on it’s unique position as the only “regulated” energy exchange in the United States. Successfully meeting this challenge will require change at NYMEX in the way we think about electronically traded futures. In short: it is the old vanguard versus the new.

The time has come to re-invent ourselves in this new arena, and not be tossed aside as an obsolete institution. Let’s find consensus about a formula that allows NYMEX’s customers the opportunity to trade the floor or trade the screen, with equal facility.

Over the past 20 years I’ve served on various committees at NYMEX, including by-laws, technology, government relations and security. These are behind-the-scenes committees that get the job done without much fanfare. If chosen to be your representative on the NYMEX board, that is how I will serve, by getting the job done with as little fanfare as possible.

Please feel free to call me should you have any questions or suggestions. My number is 914-263-1712.

Thank you for your support.

I, Bill Nugent, am the beneficial owner of 90,000 shares of common stock of NYMEX Holdings, Inc. and one Class A membership in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

Best regards,

Bill Nugent

Fellow Shareholders,

After graduating from The City College of New York I started as a clerk at the old Mercantile Exchange at Harrison Street in 1973. A member since 1975, I actively traded a variety of commodities from platinum to petroleum products. I spent 20 plus years on the floor as an active trader, running my own floor brokerage business and clearing house, ultimately becoming a local.

I was elected to the nominating committee and served on the floor committee for more than 10 years. I also served on many other Committees, including membership, business conduct and adjudication. That experience has given me broad knowledge of the administrative workings of the exchange. This administrative experience, coupled with intimate knowledge of the actual mechanics of the floor, makes me a well-qualified candidate at this time of great change.

Over these many years, I have watched our exchange grow from its humble beginnings as a fledgling energy market into the major force that it is today. Over these same years, many of you have known me as straight talking and independent. Although I am not a NYMEX politician, current events have made me feel it is important to get involved and contribute my experience at this critical juncture.

It is my goal to help the exchange realize it’s greatest potential. I am committed to a functional, timely and transparent transition to assure NYMEX’s position as the world’s foremost energy and metals exchange.

I, David I Stern, am the beneficial owner of 270,000 shares of common stock of NYMEX Holdings, Inc. and three Class A memberships in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

Best regards,

David I. Stern

Fellow Shareholders,

My name is Ted Andreasian (THEO) and I am running for the NYMEX board in the equity category as part of the ReNEW NYMEX slate. As a founding member of ReNEW NYMEX, I believe in the long-term potential of the exchange to create wealth for all shareholders in three ways:

1.	By forging a close working relationship with our partner, General Atlantic
2.	By cultivating our existing alliances and developing new ones, both here and abroad
3.	By creating policies, developing opportunities and using technology to protect the livelihoods of our floor traders and the value of our trading rights

To reach these goals, I believe we must implement a vibrant system of corporate governance that fosters creativity and innovation, relies on corporate checks and balances, and is based on open, honest communication between board members and shareholders. In this vein, my door will always be open for ideas, questions and comments and, to the extent allowable, my voting record will be available for all to see.

As I mention in my bio, I received my Bachelor’s in Economics and my Master’s in International Affairs from Columbia University and have been working at the U.S. Department of Education for almost thirteen years. Over those years, I have gained a unique set of management skills and abilities that I will bring to the board:

•	Strategic planning and organizational development
•	Negotiating, developing and managing organization-wide policies, programs and strategies in Washington and ten regional offices
•	Acting as liaison inside and outside Education and reaching consensus among disparate groups
•	Contract management and gathering project requirements
•	Conducting benchmark studies, mapping work processes and reengineering programs
•	Presenting complex issues to all levels of audiences inside and outside the government
•	Working with contractors, information technology and administrative offices, the General Counsel and Inspector General’s offices, Education program offices, and state and local education agencies

As a trader, I learned the business of futures, options and spread trading. As a NYMEX member for more than twenty years, I have an obvious interest in the business of NYMEX and other exchanges. Over the last year, I became active in NYMEX because I know I have valuable assets I bring to the table and wholly welcome the opportunity to apply them to NYMEX management. In the end, I may not be your trading partner on the floor, but if you vote for me, I will be your ally in the boardroom.

I, Ted Andreasian, am the beneficial owner of 90,000 shares of common stock of NYMEX Holdings, Inc. and one Class A membership in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

Best regards,

Ted Andreasian

Fellow Shareholders,

My name is Mike Epstein and I am a candidate for Public Director of the NYMEX. My interest in NYMEX began in the 70’s when I met Michel Marks as a customer and began a personal friendship that has lasted over thirty years.

Currently I serve as an Independent Public Governor of the AMEX and as a Visiting Scholar at MIT’s Laboratory for Financial Engineering where I am privileged to help students (mostly PhD candidates) develop their skills in “leading edge” financial techniques.

I came to my present position in the rarified atmosphere if academe through an evolutionary process. I started as an OTC equity trader in the very late ‘50’s and lived through the electronic revolution in that market and then as a NYSE floor member in the listed market’s evolution into what it has become. Along the way I developed derivative businesses involving the NYSE, the CBOE and the CME out of various equity related arbitrages and direct access businesses. I was a partner/officer of two member firms (Cowen & Company (now Sogen) and Rosenblatt Securities) and Sherwood Securities (since NDB and then acquired by Deutsche Bank. I was an active floor member of the NYSE for many years and early on developed, while at Rosenblatt, the first direct access custom program system for the equity market.

After NDB’s sale to Deutsche Bank I retired and accepted my position at MIT’s Laboratory for Financial Engineering of Visiting Scholar. My duties include mentoring and assisting PhD candidates and other students in their research in quantitative finance techniques and career preparation. I also have been teaching a weekly seminar in current financial market developments.

I am a thirty year plus member of the Market Technicians Association, its past President. I helped found the MTA Education Foundation whose purpose is to further Technical Analysis’ education and am its President.

When the American Stock Exchange regained its independence from NASD I accepted a nomination as an Independent Public Governor where I now serve as a member of its Compensation Committee, its Technology Committee and as Chairman of its Adjudicatory Council.

My forty-plus years in “the business,” have been primarily as a broker-dealer on the equity side; and, despite my extensive floor time, pretty much on the “leading edge of the wedge,” high technology end. I’ve been privileged to be among the pioneers in the evolution of the business while coming from and having remained active in open out cry equity trading.

For about three decades I have watched the NYMEX develop into the world’s premier energy market where none existed before. I’m quite excited at the prospect of being part of its continued development in this all important area. And I feel my career history, having lived through and been involved the evolution of the derivative markets, the technology revolution and now being involved, hands on, in the AMEX’s complete technology reestablishment uniquely qualifies me for what lies ahead for NYMEX.

I’d be glad to discuss these areas in depth, either by phone (617 253 3784) or email (mepstein@mit.edu) or should you get to Cambridge, at my office:

MIT/Sloan Laboratory for Financial Engineering
One Broadway
Cambridge, MA 02142

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

Best regards,

Mike Epstein

Fellow Shareholders,

Some of you may remember me when I was a Public Director of NYMEX from 1993 to 1999 when Danny Rappaport was Chairman. At that time Danny would meet regularly with Public Directors for two or three hours before each Board meeting. What attracted me to offer my services again was when Daniel Dicker volunteered to head a slate of candidates in the board elections next month which would once more bring a long-term vision to the company. In my last stint we moved from the World Trade Center to our own new building for which we made plans to be able to continue floor trading or if necessary change the space more effectively to accommodate electronic trading. We set up a long term planning committee including Board members and senior executives to prepare the exchange to cope with the numerous changes which we foresaw in the trading world from new players in the game, new technologies, new commodities, new methodologies, new salary incentives and a new ownership structure. It is clear that we need once again to plan thoughtfully for the long term future not just the day after tomorrow. I also served on the compensation committee.

My thirty year career with Shell introduced me to new methods of long term planning which I and others further developed when we created our own firm Global Business Network in 1987. This is a company which aims to bring companies, governments and other organizations to learn together about impending events and to imagine different futures so as never to be taken by surprise. It involves creative thinking and continuous research on the competitive scene not only by the senior executives but also by Board members.

I first became acquainted with NYMEX in 1980 when trading in oils and natural gas was just beginning under the chairmanship of Michel Marks. I was very impressed at that time by the inventiveness and creativity of the NYMEX leadership and I was delighted to be able to contribute a little to the further growth of the Exchange in the 1990s. I would like to think that there is a further opportunity for me now with your support to help NYMEX face its new challenges successfully.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

Best regards,

Napier Collyns

Fellow Shareholders,

I am Arnie Staloff and some of you may remember me as the “flash” COMEX President at the end of the 80’s. I spent about nine very short and very long months trying to get my feet set in a difficult situation. It was clear that I should move on. I then, almost immediately, formed the Bloom Staloff Corporation, with my good friend Jim Bloom.

Over a thirteen year period, we employed fifty-five people, mostly traders and brokers, and became one of the largest regional specialist firms in the country as well as a significant options market-making force on multiple exchanges, including, PHLX, AMEX, Pacific, and in a joint venture with Credit Commercial de France the DTB (now Eurex) in Frankfurt, Germany. In addition, we became the largest listed Foreign Currency Options broker.

After having invented some very successful, new products, automated an exchange and headed up exchange marketing, I was finally working for myself and understanding what it means to make a payroll. In 2003 Jim and I sold our firm to one of the largest automated ECN market makers, Tradebot Trading Systems of Kansas City, Missouri.

I am a much different person today than in 1989 when I tried to take the reins of the COMEX “stallion.” I have spent my entire career around exchanges and when I was asked whether I would like to run as a public director for the NYMEX, it conjured up a stirring that is very appealing. There are areas, which I know that I can truly make a difference. For example, I have valuable experience and foresight in the automation and product development aspects of the exchange. Not only have I been successful in these areas in the past, but also I am current on what should be happening with regard to these efforts, as it would pertain to a marketplace.

When it comes to governance and management structure, I do not pretend to fully understand the politics, history and expectations of the members and owners. But I believe that everyone contributes where they are most effective. I want to make a difference at your exchange because I know I can and because rising to the challenge is what I do best.

Please log onto www.renewnymex.com for more information, including my bio and feel free to contact me, with anything that may come to mind. I will be available by phone, email and in person to engage in discussions. I look forward to the opportunity to speak with you in person, tell my story and ask for your vote.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.

Best regards,

Arnold Staloff
(856) 296-8412
staloff@staloff.com

The New York Mercantile Exchange is often considered by its seat holders and the futures industry to have succeeded in spite of itself. The exchange has been run on a business model unlike most other businesses. Following the simple dictum to make the trading floor and its traders as profitable as possible, the exchange has sacrificed “normal” business measures of success: earnings, growth and share prices.

With oil prices near $70 a barrel, natural gas recently over $15 an mmBtu and gold streaking above $600 an ounce, the NYMEX success story continues. Now, however, among intense competition, the standard business measures must take center stage and the questions arise: 1. How do we position ourselves over the course of the next year as we move toward an IPO; and 2. How do we maintain the viability of NYMEX floor traders and use their skills to add value to the exchange’s bottom line?

Positioning NYMEX through 2006

The entry of General Atlantic as a 10% equity partner has quickly –amazingly quickly, in fact – changed the entire calculus for running NYMEX, now and in the future. More and more, NYMEX is taking on the characteristics of a “normal” corporation, a transformation that couldn’t have come too quickly. I have been proud to lead a group of candidates who have advocated these changes in the past many months – an effort we are calling ReNEW NYMEX. The changes that NYMEX has undergone are undeniable: Most obviously, the company is headed toward IPO and the scrutiny that being a public company entails. In preparation for this, NYMEX corporate structure has begun to reflect the needs of the $4 billion business it has become; The CEO responsibilities have been decoupled from the Chairmanship and placed in Jim Newsome’s hands. The exchange has recently hired Jerome Bailey, who will serve as the company’s CFO/COO. And of course, the exchange has recently inked a licensing agreement with the Chicago Mercantile Exchange, a partnership ReNEW NYMEX has long advocated.

The teaming of the New York Merc with the Chicago Merc will allow our exchange to take the quickest route to an electronic marketplace. Whether our own ClearPort trading platform was technologically up to the task or not, the distribution advantage of the CME’s GLOBEX platform is undeniable and will give NYMEX the best chance of recapturing our dominance of the WTI crude oil market, at a time when ICE electronic volume has recently passed 30% of NYMEX volume. Perhaps even more importantly, GLOBEX gives the NYMEX an optimal venue for new market growth, and a critical tool for fully utilizing the exchange’s ClearPort Clearing engine, which remains the shining jewel of the NYMEX business crown.

The challenges facing the next NYMEX board, for which our ReNEW NYMEX slate is running, are many. First, there’s an IPO to prepare for. While General Atlantic has the expertise and experience to lead us, investors must have confidence in the board to represent the interests of all shareholders; that’s Job One. The strength of our management will be tested during this period. With equal dexterity, they will be called on to develop technology solutions in a high-pressure competitive environment, market those solutions and sell them to prospective participants in an IPO on road shows.

Making certain that they are up to the task and holding them to consistent standards of performance is Job Two. Finally, there are the unseen pitfalls we will have to avoid as our franchise accelerates change. There are a number of examples of exchanges that have not made the transition to a new electronic world. The AMEX, for example, has slipped from being a close rival to the CBOE in options trading, to fourth place, losing important market share to the fully electronic ISE.

Flexibility, intelligence, and independence – all these assets will be more and more important to directors as the exchange moves toward becoming a public company. Indeed, the victim of the best success for our exchange should be the directors themselves: They should want to work themselves OUT of a job, and be replaced by professional directors, with the depth and experience to oversee a multi-billion-dollar enterprise. In saying this, however, I believe that the public directors on the ReNEW NYMEX slate are just the sort of bright, independent thinkers who belong on our board over the long term.

But in the near term, the new NYMEX board will have to “midwife” the transition from a floor-based exchange to a side-by-side electronic one. As of now, it’s not at all clear what NYMEX leadership intends to do electronically -- how many months will be initially offered? What are the delivery mechanisms? Will implied spreads and cracks be listed? How about options? – And the rollout must be made with the greatest care to avoid negative impact to our floor traders. It should be remembered that GA has no stake in the floor trading right and has less commitment to the future of our floor, leaving other board members to advocate for the floor as best we can.

Reinventing the Floor Trader

Our NYMEX pool of floor traders is a valuable asset of talent, liquidity and deep capitalization, an asset unique to the industry and one that we cannot afford to squander now. I believe it holds the most promising gateway to the future success of our exchange and we must demonstrate to GA and investors that it has the potential to greatly enhance share value. In the future, I believe, our exchange can no longer merely be a trade and clearing medium. For NYMEX to continue to show outstanding growth will require it to become what I call a “liquidity supermarket” – organizing, directing and incentivizing trading groups to turn modern, mature but otherwise thinly traded, mostly OTC markets into tradable new markets with deep enough liquidity to attract speculative individual, black box and fund interest. Only in this way will our exchange be able to create fresh opportunities for traders and grow company earnings. NYMEX now has an abundance of traders who are soon to feel new electronic pressures, and many will need to change where, when and how they trade. NYMEX also has an abundance of electronically cleared products with substantial open interest that are screaming for liquidity (notably Power contracts, which I helped to resurrect). With a judicious push from powerful, exchange-supported market makers, these contracts could easily increase their traded and cleared volume ten-fold.

Making those two opportunities merge is fast becoming the new business of exchanges, and the major challenge facing NYMEX and the next board that NYMEX shareholders will elect. The success that NYMEX has in matching their world-class traders to fresh markets and new possibilities will largely impact the future success our franchise will enjoy.

I, Daniel Dicker am the beneficial owner of 180,000 shares of common stock of NYMEX Holdings, Inc. and two Class A memberships in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings’ Annual Meeting of Stockholders scheduled for May 1, 2006. You are urged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings’ SEC filings, can be obtained free of charge from the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings, Inc.